Exhibit 99.1

Press contact: Trinseo Donna St. Germain Tel: +1 610-240-3307 Email: stgermain@styron.com	Press contact, Europe/Asia: Porter Novelli Sylva De Craecker Tel : + 32 478 27 93 62 sylva.de.craecker@porternovelli.be	Investor Contact: Trinseo David Stasse Tel : +1 610-240-3207 Email: dstasse@styron.com

Trinseo Reports Second Quarter 2014 Financial Results

Second Quarter 2014 Highlights

•	Revenue of $1,341 million, down 2% versus prior year

•	Volume of 1,327 million pounds, up 1% versus prior year

•	Adjusted EBITDA of $79 million, up 84% versus prior year

•	Successful initial public offering of 11.5 million shares at $19.00 per share and subsequent repayment of $132.5 million of Senior Secured Notes in July 2014

	Three Months Ended
$millions, except per share data	June 30,		March 31,
	2014	2013	2014
Revenue	1,341	1,362	1,359
EBITDA	21	32	86
Adjusted EBITDA	79	43	88
Net Income (loss)	(45)	(28)	17
Adjusted Net Income (loss)	11	(18)	20
EPS ($)	(1.15)	(0.75)	0.46
Adjusted EPS ($)	0.28	(0.49)	0.53

BERWYN, Pa – August 6, 2014 – Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex and rubber, today reported its Second Quarter of 2014 financial results with revenue of $1,341 million and Adjusted EBITDA of $79 million.

“We had another solid quarter of results,” said Chris Pappas, Trinseo President and Chief Executive Officer. “The Emulsion Polymers Division benefitted from the improving tire market in combination with our differentiated product strategy, and we delivered stronger volumes in latex to the carpet, performance latex and Asia paper markets. In Plastics, styrenic polymers volumes were up due to the peak appliance season and polycarbonate margins improved after a low first quarter.”

Commenting on the Company’s other initiatives, Pappas added, “I am proud of our many achievements during the Second Quarter of 2014, including our successful IPO in June which enabled us to reduce our long-term debt by 10% in July 2014. In addition, we announced changes to our polycarbonate business structure, which are expected to result in substantial improvements for the Fourth Quarter 2014 and beyond. Our team remains extremely focused on executing our strategy and delivering value to shareholders.”

Revenue in the Second Quarter decreased 2% versus the prior year driven by a 5% reduction in price, which was primarily driven by the pass through of lower styrene and butadiene costs. This was partially offset by a favorable foreign exchange impact as the US dollar weakened compared to the Euro. Sequentially, revenue decreased 1% due to the pass through of lower styrene cost and lower styrene monomer related sales.

Adjusted EBITDA for the quarter increased $36 million, or 84%, versus the prior year. This increase was driven primarily by the impact of inventory revaluation which had an unfavorable impact of $26 million in the prior year as compared to a favorable $3 million impact in the current year. In addition, prior year results included an $8 million foreign exchange loss compared to a $2 million gain in the current year. Sequentially, Adjusted EBITDA decreased $9 million, or 10%, due primarily to lower JV earnings.

Second Quarter Results by Business Segment

•	Latex revenue of $321 million for the quarter was down 7% versus the prior year due mostly to the pass through of lower raw materials costs. Lower volume sold to the Europe and North America paper markets was partially offset by higher volume to the Asia paper and North America carpet markets. Adjusted EBITDA of $27 million was $2 million less than the prior year mostly due to these volume impacts.

•	Synthetic Rubber revenue of $165 million increased 6% from the prior year due to higher sales of SSBR, which were partially offset by the pass through of lower raw materials costs. Adjusted EBITDA of $37 million was $9 million higher than the prior year driven by the higher SSBR sales volume. Sequentially, revenue decreased 7% and Adjusted EBITDA decreased $6 million, due to lower sales volume, on lower spot sales to Asia as well as the impact of the termination of our JSR capacity rights agreement at the end of the First Quarter.

•	Styrenics revenue of $590 million for the quarter was 1% below the prior year due mostly to the pass through of lower styrene costs. Adjusted EBITDA of $27 million was $6 million greater than the prior year driven primarily by higher margins due to lower raw material and utility costs. This was partially offset by lower styrene margins in Asia, lower polystyrene volumes, and a decrease in earnings at Americas Styrenics, our 50% owned joint venture. Sequentially, revenue decreased 1% as the pass through of lower styrene cost was partially offset by seasonally higher sales into the appliance and construction markets. Adjusted EBITDA decreased $15 million due to a $9 million decrease in earnings at Americas Styrenics, related to a planned turnaround during the quarter, as well as lower styrenic polymer margins.

•	Engineered Polymers revenue of $266 million was 1% higher than the prior year as a favorable foreign exchange impact was partially offset by lower price due to the pass through of lower raw material costs. Adjusted EBITDA of $5 million was $8 million higher than the prior year due mainly to higher compounds and blends margins. Sequentially, revenue increased 1% with slightly higher price and volume. Adjusted EBITDA was $7 million greater due to greater polycarbonate margins and higher compounds and blends volume.

Free Cash Flow and Liquidity

On July 14 we used the proceeds from our IPO to repay $132.5 million face amount of our Senior Secured Notes due 2019 at a redemption price equal to 103% of the principal amount, plus accrued and unpaid interest. Free cash flow was breakeven for the Second Quarter, which included $56 million in termination payments related to the Dow Emerging Markets Latex JV Option and the Bain Advisory Agreement. Quarter-end liquidity was $675 million excluding the cash that was subsequently used to pay down the notes, including the related call premium and accrued interest.

Outlook

Commenting on the outlook for the balance of 2014 Pappas said, “In aggregate we see the 2014 year end Adjusted EBITDA comfortably ahead of 2013. The third quarter of 2014 will have some challenges, notably by the summer slowdown in Europe, an outage driven Benzene price spike, our ESBR rubber turnaround and a short unplanned outage at our rubber site in July. However, all of these items should be behind us by the end of September and we expect a strong fourth quarter as these factors give way to moderating Benzene costs, rebounding Polycarbonate margins and continued solid Rubber and Latex performance.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its Second Quarter of 2014 financial results tomorrow, Thursday, August 7, 2014 at 11 AM Eastern Time.

Commenting on results will be Trinseo’s Chris Pappas, President and Chief Executive Officer, John Feenan, Executive Vice President and Chief Financial Officer and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: 877-372-0878

Participant International Dial-In Number: +1 253-237-1169

Conference ID / passcode: 80555507

The Company will also offer a live, listen-only Webcast of the conference call on the Trinseo Investor relations website.

Trinseo has posted its Second Quarter of 2014 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission (SEC).

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until August 7, 2015.

Formerly known as Styron, Trinseo previously announced plans to change the name of all Styron affiliated companies to Trinseo. Some, but not all, of the Styron companies have completed the name change process and are currently known as Trinseo; Styron companies that have not completed this process will continue to do business as Styron until their respective name changes are complete. Styron’s operating companies also continue to do business as Styron at this time.

About Trinseo

Trinseo (NYSE:TSE) is a global materials company and manufacturer of plastics, latex and rubber. Trinseo’s technology is used by customers in industries such as home appliances, automotive, building & construction, carpet, consumer electronics, consumer goods, electrical & lighting, medical, packaging, paper & paperboard, rubber goods and tires.

Use of non-GAAP measures

Trinseo management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; and the loss of customers. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net sales	$1,340,935	$1,359,132	$1,361,759	$2,700,067	$2,753,344
Cost of sales	1,248,525	1,260,503	1,296,250	2,509,028	2,607,032

Gross profit	92,410	98,629	65,509	191,039	146,312
Selling, general and administrative expenses	74,208	50,030	54,774	124,238	101,234
Equity in earnings of unconsolidated affiliates	5,378	14,950	8,929	20,328	11,728

Operating income	23,580	63,549	19,664	87,129	56,806
Interest expense, net	32,602	32,818	33,738	65,420	66,046
Loss on extinguishment of long-term debt	—	—	—	—	20,744
Other expense, net	30,149	895	11,840	31,044	5,708

Income (loss) before income taxes	(39,171)	29,836	(25,914)	(9,335)	(35,692)
Provision for income taxes	5,450	12,750	2,150	18,200	2,050

Net income (loss)	$(44,621)	$17,086	$(28,064)	$(27,535)	$(37,742)

Weighted average shares- basic and diluted	38,912	37,270	37,270	38,096	37,270
Net income (loss) per share- basic and diluted	$(1.15)	$0.46	$(0.75)	$(0.72)	$(1.01)

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$323,544	$196,503
Accounts receivable, net of allowance for doubtful accounts	775,152	717,482
Inventories	526,195	530,191
Deferred income tax assets	9,941	9,820
Other current assets	19,382	22,750

Total current assets	1,654,214	1,476,746

Investments in unconsolidated affiliates	162,738	155,887
Property, plant and equipment, net of accumulated depreciation	586,420	606,427
Other assets
Goodwill	36,967	37,273
Other intangible assets, net	189,084	171,514
Deferred income tax assets—noncurrent	38,941	42,938
Deferred charges and other assets	72,752	83,996

Total other assets	337,744	335,721

Total assets	$2,741,116	$2,574,781

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$142,055	$8,754
Accounts payable	507,036	509,093
Income taxes payable	10,033	9,683
Deferred income tax liabilities	1,427	2,903
Accrued expenses and other current liabilities	134,045	136,129

Total current liabilities	794,596	666,562

Noncurrent liabilities
Long-term debt	1,195,028	1,327,667
Deferred income tax liabilities—noncurrent	32,622	26,932
Other noncurrent obligations	209,261	210,418

Total noncurrent liabilities	1,436,911	1,565,017

Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 nominal value, 50,000,000 shares authorized at June 30, 2014 and December 31, 2013, and 48,770 and 37,270 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	488	373
Additional paid-in-capital	542,654	339,055
Accumulated deficit	(112,139)	(84,604)
Accumulated other comprehensive income	78,606	88,378

Total shareholders’ equity	509,609	343,202

Total liabilities and shareholders’ equity	$2,741,116	$2,574,781

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities
Cash provided by (used in) operating activities	$7,864	$(6,488)

Cash flows from investing activities
Capital expenditures	(55,744)	(29,122)
Proceeds from the sale of property, plant and equipment	5,434	—
Proceeds from capital expenditures subsidy	—	6,575
Payment for working capital adjustment from sale of business	(700)	—
Advance payment refunded	—	(2,711)
Distributions from unconsolidated affiliates	978	1,055
Decrease in restricted cash	—	7,852

Cash used in investing activities	$(50,032)	$(16,351)

Cash flows from financing activities
Proceeds from initial public offering, net of offering costs	199,152	—
Deferred financing fees	—	(46,284)
Short-term borrowings, net	(29,402)	(17,848)
Repayments of Term Loans	—	(1,239,000)
Proceeds from the issuance of Senior Notes	—	1,325,000
Proceeds from Accounts Receivable Securitization Facility	178,603	222,592
Repayments of Accounts Receivable Securitization Facility	(179,170)	(165,884)
Proceeds from Revolving Facility	—	405,000
Repayments of Revolving Facility	—	(525,000)

Cash provided by (used in) financing activities	$169,183	$(41,424)
Effect of exchange rates on cash	26	(1,470)

Net change in cash and cash equivalents	127,041	(65,733)
Cash and cash equivalents—beginning of period	196,503	236,357

Cash and cash equivalents—end of period	$323,544	$170,624

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Revenue by Segment

(In thousands)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Latex	$320,682	$326,305	$344,962	$646,988	$701,718
Synthetic Rubber	164,926	176,714	156,174	341,639	332,590
Styrenics	589,739	594,342	597,327	1,184,080	1,199,297
Engineered Polymers	265,588	261,771	263,296	527,360	519,739

Total Revenue	$1,340,935	$1,359,132	$1,361,759	$2,700,067	$2,753,344

*	Quarterly balances may not sum to year-to-date balances presented due to rounding.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income (Loss)

EBITDA is a non-GAAP financial measure that we refer to in making operating decisions because we believe it provides meaningful supplemental information regarding the Company’s operational performance. We present EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (such as interest expense), asset base (such as depreciation and amortization) and tax structure.

We also believe that the presentation of Adjusted EBITDA and Adjusted EBITDA excluding inventory revaluation provides investors with a useful analytical indicator of our performance and of our ability to service our indebtedness. We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; advisory fees paid to affiliates of Bain Capital; gains or losses on the dispositions of businesses and assets; restructuring and other non-recurring items.

We present Adjusted EBITDA excluding inventory revaluation in order to facilitate the comparability of results from period to period by adjusting cost of sales to reflect the cost of raw material during the period, which is often referred to as the replacement cost method of inventory valuation. We believe this measure minimizes the impact of raw material purchase price volatility in evaluating our performance. Our approach to calculating inventory revaluation is intended to represent the difference between the results under the FIFO and the replacement cost methods. However, our calculation could differ from the replacement cost method if the monthly raw material standards are different from the actual raw material prices during the month and production and purchase volumes differ from sales volumes during the month. These factors could have a significant impact on the inventory revaluation calculation.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (loss) is calculated as Adjusted EBITDA (defined beginning with Net Income (loss), above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and EPS provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability.

There are limitations to using financial measures such as EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding inventory revaluation, Adjusted Net Income, and Adjusted EPS. These performance measures are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. Other companies in our industry may use these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income (loss), which is determined in accordance with U.S. GAAP.

(In millions, except per share data)	Three Months Ended			Statement of Operations Classification
	June 30,	March 31,	June 30,
	2014	2014	2013
Net income (loss)	$(44.6)	$17.1	$(28.1)
Interest expense, net	32.6	32.8	33.7
Provision for income taxes	5.5	12.8	2.2
Depreciation and amortization	27.1	23.7	24.0

EBITDA	$20.6	$86.4	$31.8
Asset impairment charges or write-offs (a)	—	—	0.7	Selling, general, and administrative expenses
Net losses on disposition of businesses and assets (b)	—	—	3.2	Other expense (income), net
Restructuring and other charges (c)	2.1	0.5	6.5	Selling, general, and administrative expenses
Fees paid pursuant to advisory agreement (d)	24.2	1.2	1.2	Selling, general, and administrative expenses
Other non-recurring items (e)	32.5	—	—	Other expense (income), net

Adjusted EBITDA	$79.4	$88.1	$43.4

Inventory revaluation (f)	(2.6)	(5.6)	26.2

Adjusted EBITDA, excluding inventory revaluation	$76.8	$82.5	$69.6

Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$79.4	$88.1	$43.4
Interest expense, net	32.6	32.8	33.7
Provision for income taxes – Adjusted (g)	10.1	12.0	3.9
Depreciation and amortization – Adjusted (h)	25.8	23.7	23.9

Adjusted Net Income	$10.9	$19.6	$(18.1)

Adjusted EPS	$0.28	$0.53	$(0.49)

Adjusted EBITDA by Segment:
Latex	$26.7	$26.1	$28.5
Synthetic Rubber	37.0	43.1	27.9
Styrenics	27.2	42.3	20.8
Engineered Polymers	5.3	(2.4)	(2.9)
Unallocated Corporate	(16.8)	(21.0)	(30.9)

Adjusted EBITDA	$79.4	$88.1	$43.4

(a)	Asset impairment charges or write-offs for the three months ended June 30, 2013, includes the impairment of land at our manufacturing site in Livorno, Italy, prior to its eventual sale.
(b)	Net losses on the disposition of businesses and assets for the three months ended June 30, 2013 related to a loss on sale of the Company’s expandable polystyrene business, which was approved by the Company’s board of directors in June 2013 and closed in September 2013.
(c)	Restructuring and other charges for the three months ended June 30, 2014, March 31, 2014, and June 30, 2013 were incurred primarily in connection with the shutdown of our latex manufacturing plant in Altona, Australia during 2013.
(d)	Represents fees paid under the terms of our Advisory Agreement with Bain Capital. For the three months ended June 30, 2014, this includes a charge of $23.3 million for fees incurred in connection with the termination of the Advisory Agreement, pursuant to its terms, upon consummation of the Company’s IPO in June 2014.
(e)	Other non-recurring items incurred for the three months ended June 30, 2014 include a one-time $32.5 million termination payment made to Dow in connection with the termination of our Latex JV Option Agreement.
(f)	See the discussion above this table for a description of Adjusted EBITDA excluding inventory revaluation.
(g)	Adjusted to remove the tax impact of the related items noted above in (a) – (e). Additionally, the three months ended June 30, 2014 excludes a $2.7 million tax benefit recognized during the period related to a previously unrecognized tax benefit resulting from the effective settlement of a 2010 and 2011 audit with the IRS. The three months ended March 31, 2014 excludes the impact of a $1.0 million valuation allowance recognized in Greece related to the cumulative prior year results.
(h)	Excludes accelerated depreciation of $1.3 million during the three months ended June 30, 2014 related primarily to the termination of our contract manufacturing agreement with Dow at Dow’s Freeport, Texas facility.

Note 3: Defining Certain Liquidity Measures

The Company uses a number of measures to evaluate and discuss its liquidity position and performance, including Free Cash Flow and Liquidity. Free Cash Flow is defined as cash from both operating and investing activities, less the impact of changes in restricted cash. Liquidity is defined as total cash and cash equivalents plus unused borrowing capacity on the Company’s revolving debt and accounts receivable securitization facility.

Free Cash Flow and Liquidity are not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow and Liquidity differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. The Company compensates for these limitations by providing the following detail, which is determined in accordance with U.S. GAAP and the terms of related borrowing agreements.

The following provides further detail of how these amounts are derived for the periods discussed herein:

Free Cash Flow

(in millions)	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Cash provided by (used in) operating activities	$9.0	$(2.0)	$7.8	$(6.5)
Cash used in investing activities	(9.1)	(12.2)	(50.0)	(16.3)
Impact of changes in restricted cash	—	—	—	(7.9)

Free Cash Flow	$(0.1)	$(14.2)	$(42.2)	$(30.7)

Note: free cash flow for the three and six months ended June 30, 2014, includes $56 million outflow resulting from the termination of our Latex JV Option Agreement with Dow and our Advisory Agreement with Bain Capital.

Liquidity

(in millions)	June 30, 2014	December 31, 2013
Cash and cash equivalents	$323.5	$196.5
Available borrowings under accounts receivable securitization agreement	199.8	143.8
Available borrowings under the revolving facility	292.8	292.7

Liquidity	$816.1	$633.0

Adjustment for July 2014 Senior Notes Redemption (including call premium and accrued interest)	(141.7)	—
Adjusted Liquidity (pro-forma)	$674.4	$633.0